Exhibit 10.1





                                                     July 21, 2005




         Re:  Change in Effective Control Severance
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Dear:

I am pleased to inform you that the Board of Directors of Six Flags, Inc. (including its successors and assigns, the "Company") has approved your participation in a new severance program that hopefully addresses your job security concerns during this period of uncertainty regarding control of the Company. To encourage you to continue your employment with the Company and to ensure that you remain focused on its business operations and objectives without undue concern and attention regarding your job security if a change in effective control of the Company were to occur, the Company hereby agrees to provide you with severance pay and benefits upon the terms and conditions described below.

Term. The term of this Agreement commences on the date hereof ("Effective Date") and expires on December 31, 2007; provided, however, in the event a Change in Effective Control (as defined below) occurs before such date then the term of this Agreement shall expire on the second anniversary of the date of such Change in Effective Control.

Eligibility for Severance Pay and Benefits. You will become entitled to severance pay and benefits under this Agreement only if, during the term of this Agreement, your employment with the Company and its subsidiaries (collectively, the "Company Group") is terminated within three (3) months preceding or eighteen
(18) months following a Change in Effective Control by reason of a "Qualifying Termination" (as defined below).

Severance Pay. Your severance pay under this Agreement shall be equal to the sum of:

         a. your accrued and unpaid salary for the period through your termination date, and for any accrued and unused vacation and personal days as of such date,

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         b.   your accrued and unpaid annual bonus for any prior fiscal year of the Company or any of its subsidiaries,

         c. one year of base salary at your highest annual base salary rate in effect at any time on or after the date hereof through the date of your termination of employment, and

         d. an amount equal to your annual bonus, if any, for the most recent fiscal year of the Company ending prior to your termination date.

Such severance pay shall be paid in cash to you in a single lump sum on your termination date.

Severance Benefits. In addition to severance pay described above, the Company shall provide continued coverage for a period of one year commencing on your termination date (i) under the Company's health plans for you (and your spouse and your eligible dependents, as determined under the terms of the applicable health plan) on the same basis (including employee contributions, premiums, deductibles and co-payments, and employer contributions or reimbursements) as senior executives employed by the Company and (ii) under the life insurance policies, if any, applicable to you on the date of the Change in Effective Control or, if not materially less favorable to you, on your termination date.

Mitigation. Your severance pay under this Agreement shall be reduced by any severance pay to which you are entitled to and receive from the Company Group, but shall not otherwise be subject to mitigation by you and shall not be reduced by any compensation you are entitled to from any person other than the Company Group. Your continued coverage under any of the Company's health plans under this Agreement shall not apply during any period you are provided coverage under a substantially comparable plan or arrangement from any subsequent employer. Nothing herein shall in any way limit the Company from amending in its discretion its health plans or life insurance policies applicable to its senior executives generally.

Definitions. For purposes of this Agreement, the following terms shall have the meanings ascribed to them hereunder:

         "Cause" means any of the following events (as determined by the Board of Directors of the Company): (i) you are convicted or plead guilty or no contest to any felony (or indictable offense) or a misdemeanor involving moral turpitude, (ii) you commit any fraud, embezzlement or material breach of fiduciary duty with respect to the Company Group, or
         (iii) you engage in any gross negligence or willful misconduct in connection with your employment with the Company Group that results in substantial loss or damage to the Company Group. No act or omission by you shall constitute "Cause" if undertaken by you in good faith and with a reasonable belief that such act or omission was solely in the interests of the Company Group and did not violate any applicable laws, and you do not have any financial interest in such matter.


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         "Change in Effective Control" means any of the events described in (A)
         below or (B) below occurs during the term of this Agreement.

         (A) any of the following events has occurred:

                  (i) any "person" (as such term is used in Section 13(d) of the Securities Exchange Act of 1934, as amended, becomes the "beneficial owner" (as determined pursuant to Rule 13d-3 under such Exchange Act), directly or indirectly, of securities of the Company representing thirty percent (30%) or more of the combined voting power of the Company's then outstanding securities;

                  (ii) a majority of the Company's Board of Directors ("Board") cease for any reason to be comprised of Incumbent Directors,

                  (iii) the Company shall merge with or consolidate into any other entity unless the holders of the voting securities of the Company outstanding immediately prior thereto shall hold immediately thereafter, in the same proportion as they held voting power immediately prior to any such merger or consolidation, securities representing more than seventy percent (70%) of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or

                  (iv) a sale, transfer or other disposition of all or substantially all of the Company's assets to any person (other than a wholly owned subsidiary of the Company), or

         (B) the Board does not solely consist of Incumbent Directors and the Chief Executive Officer of the Company is not the same person who held such position on the Effective Date.

         A transaction shall not constitute a Change in Effective Control if its sole purpose is to change the state of the Company's incorporation.

         "Disability" shall have the same meaning as in and any determination under this Agreement shall be consistent with any determination under any long-term disability plan or insurance policy of the Company Group covering you or, if you are not covered by any such plan or policy, a total and permanent physical or mental illness, injury or other condition that prevents you from engaging in any gainful employment, as reasonably determined by the Board.

         "Good Reason" means your resignation from employment with the Company and its subsidiaries, after your prior written notice of resignation to the Board of Directors of the Company that describes the events believed to constitute Good Reason and the Board's failure to correct within 20 days following such notice, by reason of the occurrence on or after a Change in Effective Control of any of the following events:

                  a change (excluding any promotion) in the titles or positions you held immediately prior to the Change in Effective Control,


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                  you are required to report to any position other than the
                  managerial position to which you reported immediately prior to the Change in Effective Control or any higher managerial level (i.e., the Chief Executive Officer of the Company being the highest managerial level), a material diminution of the duties or responsibilities you held immediately prior to a Change in Effective Control,

                  a reduction in your annual base salary rate,

                  a change in your principal place of employment to a location that is more than 50 miles from your present office.

         "Incumbent Directors" means all individuals who are members of the Board as of the Effective Date and any new directors whose election to the Board or nomination for election to the Board by the Company's stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who were directors as of the Effective Date or whose election or nomination for election was previously so approved.

         "Qualifying Termination" means your termination of employment with the Company Group other than (i) by the Company for Cause, (ii) by reason of your resignation without Good Reason, death or Disability, or (iii) by the Chief Executive Officer of the Company in his sole discretion (provided such Chief Executive Officer held such position on the Effective Date). A termination of employment by the Chief Executive Officer at the direction of the Board shall not constitute a termination of employment at the sole discretion of the Chief Executive Officer for purposes hereof.

Termination In Contemplation of a Change in Effective Control. If you are terminated by the Company Group after the Company has entered into a written agreement contemplating transactions that, if consummated, would constitute a Change in Effective Control and such transactions are consummated, your termination of employment shall be treated solely for purposes of this Agreement as if it occurred immediately after such Change in Effective Control.

Coordination with Other Severance Arrangements. The severance pay and benefits provided hereunder do not supersede any other employment or severance arrangements in which you currently participate, but any severance pay and benefits provided under such other arrangements shall reduce the amount of severance pay and benefits provided hereunder.

Legal Expenses. In the event the Company fails to provide you with severance pay and benefits in accordance with the terms of this Agreement and you consult with an attorney or to commence a proceeding to enforce this Agreement, the Company shall reimburse you for your reasonable costs incurred (including reasonable attorney's fees and related costs) to the extent you prevail in any such proceeding or otherwise.

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Amendment. This Agreement is binding upon the Company and its successors, and you and your heirs and legal representatives. No amendment to this Agreement shall be effective unless in writing and signed by the Company and you.

No Right to Continued Employment. This Agreement does not confer upon you any right to continued employment with the Company or any of its subsidiaries, and the Company and its subsidiaries may terminate your employment at any time subject to any other contracts you may have with the Company or any of its subsidiaries.

Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to its laws or rules regarding conflicts of laws.

                                     Sincerely,

                                     SIX FLAGS, INC.





                                     By:  ________________________
                                     Name:  Kieran E. Burke
                                     Title: Chairman and Chief Executive Officer


Agreed and Accepted this
_____ day of July 2005:




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